Exhibit 99.1

News Release

Contact:
Paul Chrisco, CFO
(812) 981-7375

FOR IMMEDIATE RELEASE

Community Bank Shares of Indiana, Inc. reports 4th quarter net income available to common shareholders of $1.1 million

NEW ALBANY, Ind. (January 29, 2010) – Community Bank Shares of Indiana, Inc. reported fourth quarter net income available to common shareholders of $1.1 million, a 53% increase over the previous quarter.  During the fourth quarter, the Company’s net interest margin expanded by 32 basis points to 3.56% from 3.24% in the third quarter.  The margin increase was primarily caused by the prepayment of $36.5 million in FHLB advances that were scheduled to mature during the first and second quarters of 2010.  The penalties associated with prepaying the FHLB advances increased non-interest expense by $559,000 during the quarter.  Carrying the advances on the balance sheet until maturity would have resulted in the Company paying interest expense in excess of the prepayment penalty.    Net income for the quarter was also impacted by a provision for loan losses of $485,000 as compared to $30,000 in the third quarter of 2009.  In the fourth quarter, the Company prepaid three years worth of FDIC insurance which will be expensed over a three year period.  Therefore, higher than historical FDIC insurance premiums, which impacted the 4th quarter and 2009 results, will continue for the foreseeable future.  Similarly, we expect legal fees associated with loan collection efforts to continue to run higher than in previous years.  These expenses have been offset by a reduction in salaries and benefits and increases in service charges on deposit accounts and mortgage banking income.  In addition, the Company recorded a $1.1 million other-than-temporary impairment charge (“OTTI”) on certain securities in its investment portfolio during the third quarter which was not repeated in the fourth quarter.  Consequently, earnings per diluted common share increased to $0.32 per share at the end of the fourth quarter as compared to $0.21 for the third quarter of 2009.

James Rickard, President and Chief Executive Officer, commented, “Our Company’s earnings capacity has improved as a result of the expansion of our net interest margin.  A concentrated effort to grow low-cost deposits has given us the liquidity necessary to prepay more expensive funding sources.  This strategic focus has led to a balance sheet position that offers us greater flexibility and increased earnings potential.  We are cautiously optimistic about 2010 and look forward to delivering exceptional service and relationship banking to consumers and small businesses within our local community.”

The following table summarizes the Company’s fourth quarter results (in thousands, except per share data):

	Quarter Ended December 31,		Percent	Quarter Ended September 30,	Percent
	2009	2008	Change	2009	Change
Net income (loss) available to common shareholders	$1,059	$(1,352)	NM	$692	53.0%

Net income (loss) per common share, basic	$0.32	$(0.42)	NM	$0.21	52.4

Net income (loss) per common share, diluted	$0.32	$(0.42)	NM	$0.21	52.4

For the year ended December 31, 2009, the Company recognized a net loss available to common shareholders of $22.6 million or $6.93 per common and diluted share.  The primary cause for the net loss was an impairment charge for goodwill and other intangible assets of $16.2 million recorded in the second quarter of 2009.  Also, 2009 results were significantly impacted by an increase in provision for loan losses to $15.9 million for 2009 as compared to $6.9 million in 2008 and the aforementioned OTTI charge of $1.1 million recorded in the third quarter of 2009.  Excluding the goodwill and other intangible asset impairment and the OTTI charge, net of the related tax effects, the Company’s net loss available to common shareholders was $5.7 million or $1.75 per common and diluted share.  For a reconciliation of non-GAAP net loss and diluted earnings per common share, see “Regulation G Disclosure” below.

The following table summarized the Company’s results for the year (in thousands, except per share data):

	Twelve Months Ended, December 31,		Percent
	2009	2008	Change
Net income (loss) available to common shareholders	$(22,587)	$821	NM

Net income (loss) per common share, basic	$(6.93)	$0.25	NM

Net income (loss) per common share, diluted	$(6.93)	$0.25	NM

	December 31,		Percent
	2009	2008	Change
Total assets	$819,559	$877,363	(6.6)%
Loans, net	528,583	623,103	(15.2)
Total deposits	592,423	603,185	(1.8)
Non-interest bearing deposits	110,247	92,467	19.2

The following tables summarize the Company’s asset quality ratios:

	December 31,	September 30,	December 31,
	2009	2009	2008
Net loan charge-offs to average assets (1)	1.20%	0.42%	0.44%
Allowance for loan losses to total loans	2.80	3.14	1.50

(1)  Net loan charge-offs to average assets as of September 30, 2009 is presented on an annualized basis.

“Our focus in 2010 is mainly directed toward improving our credit quality ratios.  We have assembled a team that has worked diligently on reducing our non-performing assets,” stated Mr. Rickard.  “As we embark upon a new year, our Company will continue to concentrate on reducing non-performing assets, growing our core deposit base, and expanding our net-interest margin.  We are committed to working with individuals and small businesses in the local community as we strive to improve our service delivery at every customer touch point.”

Regulation G Disclosure

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission (the “SEC”). The Company believes that these non-GAAP financial measures provide information that is useful to the users of its financial information regarding the Company’s financial condition and results of operations. Additionally, the Company uses these non-GAAP measures to evaluate its past performance and prospects for future performance.  The Company believes that this non-GAAP financial information is helpful in understanding the results of operations separate and apart from items that may, or could, have a disproportional positive or negative impact in any particular period.

While the Company believes that these non-GAAP financial measures are useful in evaluating Company performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with U.S. GAAP. Further, these non-GAAP financial measures may differ from similar measures presented by other companies.

The Company recognized a goodwill and other intangible asset impairment charge and an other-than-temporary impairment charge for certain investments in its portfolio during the year ending December 31, 2009 which substantially impacts the reported financial results for the year.  The Company believes excluding the impairment charges provides investors and other interested parties with an additional meaningful measure to evaluate the Company’s results of operations.

	Year ended December 31, 2009	Loss Per Common Share Impact
	(In thousands except per share data)
Net loss available to common shareholders as reported	$(22,587)	$(6.93)
Less: OTTI and goodwill and other intangible asset charges, net of tax effect	(16,880)	(5.18)
Net income available to common shareholders excluding OTTI and goodwill and other intangible asset charges	$(5,707)	$(1.75)

Community Bank Shares of Indiana, Inc. is the parent company of Your Community Bank in New Albany, Indiana and The Scott County State Bank in Scottsburg, Indiana, which are full-service banking subsidiaries.  The Company is traded on the NASDAQ under the symbol CBIN.

Statements in this press release relating to the Company’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. The Company’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company’s 2008 Form 10-K and subsequent 10-Qs filed with the Securities and Exchange Commission.

[TABULAR INFORMATION FOLLOWS]

CONSOLIDATED CONDENSED
BALANCE SHEETS
(Unaudited)

	December 31, 2009	December 31, 2008
	(In thousands, except share data)
ASSETS
Cash and due from financial institutions	$24,474	$19,724
Interest-bearing deposits in other financial institutions	29,941	45,749
Securities available for sale	172,723	121,659
Loans held for sale	979	308
Loans, net of allowance for loan losses of $15,236 and $9,478	528,583	623,103
Federal Home Loan Bank and Federal Reserve stock	7,670	8,472
Accrued interest receivable	3,216	3,163
Premises and equipment, net	14,388	15,128
Cash surrender value of life insurance	18,490	17,745
Goodwill	-	15,335
Other intangible assets	1,352	2,492
Foreclosed and repossessed assets	5,190	1,241
Other assets	12,553	3,244
Total Assets	$819,559	$877,363

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non interest-bearing	$110,247	$92,467
Interest-bearing	482,176	510,718
Total deposits	592,423	603,185
Other borrowings	76,996	78,983
Federal Home Loan Bank advances	68,482	111,943
Subordinated debentures	17,000	17,000
Accrued interest payable	818	1,705
Other liabilities	3,890	1,948
Total liabilities	759,609	814,764

STOCKHOLDERS’ EQUITY
Total stockholders’ equity	59,950	62,599
Total Liabilities and Stockholders’ Equity	$819,559	$877,363

CONSOLIDATED CONDENSED
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
	(In thousands, except per share data)		(In thousands, except per share data)
Interest income	$9,678	$10,737	$39,262	$44,907
Interest expense	3,095	4,897	15,318	21,453
Net interest income	6,583	5,840	23,944	23,454
Provision for loan losses	485	3,547	15,925	6,857
Non-interest income	1,562	1,352	6,326	6,087
Non-interest expense	6,100	5,951	41,168	22,554
Income (loss) before income taxes	1,560	(2,306)	(26,823)	130
Income tax expense (benefit)	239	(954)	(4,854)	(691)
Net income (loss)	1,321	(1,352)	(21,969)	821
Preferred stock dividends and discount accretion	(262)	-	(618)	-
Net income (loss) available to common shareholders	$1,059	$(1,352)	$(22,587)	$821
Basic earnings (loss) per common share	$0.32	$(0.42)	$(6.93)	$0.25
Diluted earnings (loss) per common share	$0.32	$(0.42)	$(6.93)	$0.25